Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------

                Computation of ratio of earnings to fixed charges
                        and preferred securities dividend
                          (in thousands, except ratios)

                                                                 Twelve-month
                                                                 period ended
                                                               December 31,2000
                                                               ----------------

Net income.................................................      $     66,341
                                                                       ------
Fixed Charges
      Audit Fees...........................................                79
      Trustee Fees.........................................               120
      Administrative Fees..................................               771
                                                                          ---
Total Fixed Charges........................................               970
                                                                          ---
Earnings before fixed charges..............................      $     67,311

Fixed charges, as above....................................               970
Preferred securities dividend..............................            38,690
                                                                       ------
Fixed charges including preferred securities dividends.....      $     39,660
                                                                       ======
Ratio of earnings to fixed charges
and preferred securities dividend..........................              1.70
                                                                         ====